UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1 )*
                                ----------------

                         The Genlyte Group Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    372302109
                  ---------------------------------------------
                                 (CUSIP Number)



                                  July 31, 2005
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 Pages

                                       13G

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CUSIP No.         372302109                                  Pages 2 of 10 Pages
                  ---------
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--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Columbia Wanger Asset Management, L.P.  04-3519872
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                           (a)   [ ]

                                                                     (b)   [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
     NUMBER OF
                                None
                      ----------------------------------------------------------
       SHARES          6    SHARED VOTING POWER

    BENEFICIALLY                2,814,000
                      ----------------------------------------------------------
      OWNED BY         7    SOLE DISPOSITIVE POWER

        EACH                    None
                      ----------------------------------------------------------
     REPORTING         8    SHARED DISPOSITIVE POWER

    PERSON WITH                 2,814,000
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,814,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                                  [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.14%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           IA
--------------------------------------------------------------------------------

                                      13G

--------------------------------------------------------------------------------
CUSIP No.         372302109                                  Pages 3 of 10 Pages
                  ---------
--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                           (a)   [ ]

                                                                     (b)   [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
     NUMBER OF
                                None
                      ----------------------------------------------------------
       SHARES          6    SHARED VOTING POWER

    BENEFICIALLY                2,814,000
                      ----------------------------------------------------------
      OWNED BY         7    SOLE DISPOSITIVE POWER

        EACH                    None
                      ----------------------------------------------------------
     REPORTING         8    SHARED DISPOSITIVE POWER

    PERSON WITH                 2,814,000
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,814,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                                  [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.14%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

                                       13G

--------------------------------------------------------------------------------
CUSIP No.         372302109                                  Pages 4 of 10 Pages
                  ---------
--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Columbia Acorn Trust
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                           (a)   [ ]

                                                                     (b)   [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Massachusetts
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
     NUMBER OF
                                None
                      ----------------------------------------------------------
       SHARES          6    SHARED VOTING POWER

    BENEFICIALLY                1,928,000
                      ----------------------------------------------------------
      OWNED BY         7    SOLE DISPOSITIVE POWER

        EACH                    None
                      ----------------------------------------------------------
     REPORTING         8    SHARED DISPOSITIVE POWER

    PERSON WITH                 1,928,000
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,928,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                                  [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.95%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           IV
--------------------------------------------------------------------------------

Item 1(a)         Name of Issuer:

                           The Genlyte Group Incorporated


Item 1(b)         Address of Issuer's Principal Executive Offices:

                           10350 Ormsby Park Place
                           Suite 601
                           Louisville, KY  40223


Item 2(a)         Name of Person Filing:

                           Columbia Wanger Asset Management, L.P. ("WAM")
                           WAM Acquisition GP, Inc., the general partner of WAM
                              ("WAM GP")
                           Columbia Acorn Trust ("Acorn")


Item 2(b)         Address of Principal Business Office:

                           WAM, WAM GP, and Acorn are located at:

                           227 West Monroe Street, Suite 3000
                           Chicago, Illinois  60606


Item 2(c)         Citizenship:

                           WAM is a Delaware limited partnership; WAM
                           GP is a Delaware corporation; Acorn is a Massachusetts business trust.


Item 2(d)         Title of Class of Securities:

                           Common Stock


Item 2(e)         CUSIP Number:

                           372302109


Item 3            Type of Person:

                           (d)     Acorn is an Investment Company under
                                   section 8 of the Investment Company Act.

                           (e)     WAM is an Investment Adviser registered
                                   under section 203 of the Investment Advisers
                                   Act of 1940; WAM GP is the General Partner of the Investment Adviser.


                               Page 5 of 10 Pages

Item 4            Ownership (at July 31, 2005):

                           (a) Amount owned "beneficially" within the meaning of
                               rule 13d-3:

                               2,814,000

                           (b) Percent of class:

                               10.14% (based on 27,757,000 shares outstanding as of July 2, 2005)

                           (c) Number of shares as to which such person has:

                                 (i) sole power to vote or to direct the vote: none

                                (ii)  shared power to vote or to direct the
                                      vote: 2,814,000

                               (iii) sole power to dispose or to direct the disposition of:
                                      none

                                (iv) shared power to dispose or to direct
                                     disposition of: 2,814,000


Item 5            Ownership of Five Percent or Less of a Class:

                           Not Applicable


Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                           The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                           Not Applicable


Item 8            Identification and Classification of Members of the Group:

                           Not Applicable


Item 9                     Notice of Dissolution of Group:

                                    Not Applicable


                               Page 6 of 10 Pages

Item 10           Certification:

                           By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 7 of 10 Pages

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  August 8, 2005


                           The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                  WAM Acquisition GP, Inc.
                                      for itself and as general partner of
                                      COLUMBIA WANGER ASSET MANAGEMENT, L.P.


                                  By:     /s/ Bruce H. Lauer
                                       -----------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary


                           The undersigned trust, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                COLUMBIA ACORN TRUST


                                By:      /s/ Bruce H. Lauer
                                     -------------------------------------------
                                           Bruce H. Lauer
                                           Vice President, Treasurer and
                                             Secretary

                               Page 8 of 10 Pages

                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of August 8, 2005 by and among Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Columbia Acorn Trust.

                               Page 9 of 10 Pages

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

         The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.


                           Dated:  August 8, 2005


                                  WAM Acquisition GP, Inc.
                                      for itself and as general partner of
                                      COLUMBIA WANGER ASSET MANAGEMENT, L.P.


                                  By:     /s/ Bruce H. Lauer
                                       -----------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary


                                  COLUMBIA ACORN TRUST


                                  By:     /s/ Bruce H. Lauer
                                       -----------------------------------------
                                             Bruce H. Lauer
                                             Vice President, Treasurer and
                                               Secretary


                               Page 10 of 10 Pages